                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                               Knight-Ridder, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                                         [KNIGHT RIDDER LOGO]
                                                     50 West San Fernando Street
                                                         San Jose, CA 95113

Dear Shareholders:

     It is my pleasure to invite you to Knight Ridder's Annual Meeting of Shareholders.

     We will hold the meeting on Tuesday, April 25, 2000, at 9:30 a.m. in the Fairmont Hotel, 170 South Market Street, San Jose, California. The Fairmont is immediately adjacent to our corporate headquarters. In addition to the formal items of business, I will review the major developments of 1999 and answer your questions.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Knight Ridder.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so. Again this year, we are offering telephone and Internet voting. If you have access to a computer, the latter is an easy way to vote.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          By: /s/ TONY RIDDER
                                            ------------------------------------
                                            Tony Ridder
                                            Chairman of the Board
                                            and Chief Executive Officer

March 23, 2000

                                 KNIGHT RIDDER
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                            ------------------------
                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 25, 2000

Dear Shareholders:

     We will hold the 2000 Annual Meeting of Shareholders of Knight-Ridder, Inc. at 9:30 a.m. (Pacific time) at the Fairmont Hotel, 170 South Market Street, San Jose, California, on Tuesday, April 25, 2000. At this meeting, we will ask you to:

     - Elect three directors;

     - Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2000;

     - Approve the material terms of the Company's Annual Incentive Plan, as amended, to preserve the tax deductibility of certain compensation paid under the Plan;

       and consider and vote upon:

     - A shareholder proposal requesting that the Company prepare and distribute a report regarding equal employment opportunity; and

     - Any other business properly before the meeting.

     The accompanying Proxy Statement contains additional information about the matters to be considered at the Annual Meeting. Also enclosed is our 1999 Annual Report, which includes the Company's financial statements.

     You may vote at the Annual Meeting if you were a Knight Ridder shareholder of record at the close of business on March 8, 2000.

     We hope you will attend the meeting. However, if you cannot, we encourage you to vote the enclosed proxy -- either by mail, or by telephone, or by Internet -- as soon as possible. If later you decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

     Please be assured that all proxies, ballots and votes will be kept confidential except as necessary for the independent inspector of election to tabulate the results.

                                          By Order of the Board of Directors

                                          By: /s/ POLK LAFFOON
                                            ------------------------------------
                                            Polk Laffoon
                                            Vice President/Corporate Relations
                                            and Secretary

March 23, 2000

    [KNIGHT RIDDER LOGO]
50 West San Fernando Street
    San Jose, CA 95113


                        PROXY STATEMENT OF KNIGHT RIDDER
                      2000 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     We -- the Board of Directors of Knight Ridder -- sent you this Proxy Statement and the enclosed proxy card because we are soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 25, 2000 at the Fairmont Hotel, San Jose, California. Certain officers, directors and other employees of the Company and D.F. King & Co. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

     This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the meeting, however, to vote your shares. You may either return the enclosed proxy card, or vote by telephone or via the Internet.

     We began mailing this Proxy Statement, along with the proxy card and Annual Report, on March 23, 2000 to all shareholders of record as of March 8, 2000. On that date, there were 79,042,708 shares of the Company's common stock and 1,374,100 shares of its Series B preferred stock outstanding. These are the Company's only classes of voting stock.

WHO IS ENTITLED TO VOTE?

     Shareholders at the close of business on March 8, 2000 (the record date). Your proxy card shows the number of shares you had on that date. Each share of the Company's common stock is entitled to one vote. Each share of the Company's Series B Preferred Stock is entitled to two votes. The holders of the Company's common stock and Series B Preferred Stock generally vote together as a single class on all matters and will do so on all items specifically listed in the Proxy Statement.

HOW DO I VOTE?

     There are four methods. This year, you may vote in person, by telephone, online via the Internet or by completing and mailing your proxy card.

HOW DO I VOTE IN PERSON?

     If you attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the beneficial owner of the shares on March 8, 2000.

HOW DO I VOTE BY PROXY?

     To vote by proxy, you should either:

     - Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided; or

     - Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

     - Access ChaseMellon's secure Web Site registration page through the Internet at www.eproxy.com/kri as identified on the proxy card, and follow the instructions.

     Shares that are registered in your name may be voted by any of the three methods described above. If your shares are held through your broker, bank or other nominee, you may vote by telephone or Internet only if your broker, bank or nominee offers that option. Although many offer telephone and Internet voting, availability and specific procedures will depend on their particular voting arrangements.

     If you make specific choices and sign and return your proxy card, or timely deliver your proxy by telephone or through the Internet, your shares will be voted as you have directed. If you sign and return the proxy card but do not make specific choices, the proxyholders will vote your shares as follows:

     - "For" the election of the three nominees for director

     - "For" the ratification of the appointment of Ernst & Young LLP as independent auditors for 2000

     - "For" approval of the material terms of the Annual Incentive Plan, as amended, to preserve the tax deductibility of certain compensation paid under the Plan

     - "Against" the shareholder proposal requesting that the Company prepare and distribute a report regarding equal employment opportunity

CAN I VOTE ON OTHER MATTERS?

     The Company's by-laws limit the matters presented at our annual meeting to
(1) those in the notice of the meeting, (2) those that the Board of Directors has properly caused to be presented and (3) those brought by a shareholder of record entitled to vote at the meeting so long as the shareholder has notified the Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must briefly describe the business to be brought, the reasons and any material interest the shareholder has in the business; give the shareholder's name and address; and represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to present the business.

     We do not expect any matters not listed in the Proxy Statement to come before the meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

IS MY VOTE CONFIDENTIAL?

     Yes. Only the inspector of election, ChaseMellon Shareholder Services, will have access to your card.

MAY I REVOKE MY PROXY?

     Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

     - Send in another signed proxy card with a later date; or

     - Send a letter revoking your proxy to Knight Ridder's Corporate Secretary at 50 West San Fernando Street, San Jose, CA 95113; or

     - Attend the Annual Meeting and vote in person.

     You may revoke your proxy if you have voted by telephone or online by re-voting in the same manner. Only the last vote that you enter by telephone or online will be counted. Alternatively, you may attend the Annual Meeting and vote in person.

WHO COUNTS THE VOTES?

     ChaseMellon Shareholder Services will tabulate the votes and act as inspector of election.

WHAT DOES "BENEFICIAL OWNER" MEAN?

     Under the Securities and Exchange Commission's definition, you are a "beneficial owner" of shares if you have sole or shared voting or investment power over the shares.

HOW DO EMPLOYEES WHO PARTICIPATE IN THE INVESTMENT SAVINGS 401(k) PLAN VOTE?

     If you participate in Knight Ridder's Investment Savings 401(k) Plan, you will receive a voting instruction card instead of a proxy card. This card will indicate the number of shares credited to your account as of March 8, 2000.

     - If you complete, sign and return the voting instruction card on time, the plan trustee will vote the shares as you have directed.

     - If you do not complete, sign and return the voting instruction card on time, the plan trustee will vote the shares credited to your account in the same proportion as those that have been voted by other plan participants.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     Your shares are probably registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, ChaseMellon Shareholder Services (1-800-982-7648).

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

     The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker "non-vote" affect the outcome of the election.

     Approval of all other proposals requires that the votes cast in favor exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of these proposals.

WHAT CONSTITUTES A QUORUM?

     The holders of shares entitled to exercise a majority of the voting power present in person or by proxy constitutes a quorum. Abstentions and broker non-votes are included in determining whether a quorum exists.

WHO IS PAYING FOR THIS SOLICITATION?

     The Company will pay for the solicitation of proxies, including D. F. King's estimated fee of $10,000 plus out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of the Company's stock.

HOW DO I OBTAIN A COPY OF THE PROXY STATEMENT, ANNUAL REPORT OR FORM 10-K
REPORT?

     If you would like a printed copy, call the Corporate Secretary, Polk Laffoon, at 408-938-7838, or his assistant, Lorraine Brenner, at 408-938-7857. You can also leave a message on the Company's literature line at 408-938-7878. In addition, the Company has posted these documents on the Company's Web site at www.kri.com.

WHERE CAN I FIND VOTING RESULTS?

     The Company will publish the voting results in its Form 10-Q for the second quarter of 2000, which it will file with the Securities and Exchange Commission in August 2000. You can also find the results on the Company's Web site at www.kri.com.

HOW DO I NOMINATE A DIRECTOR OF KNIGHT RIDDER?

     Any shareholder entitled to vote at an annual meeting may nominate directors so long as the shareholder has notified the Corporate Secretary in writing (at the Company's principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must give the shareholder's name and address and those of the person(s) to be nominated; represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s); describe any arrangements between the shareholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made; provide any other information about the nominee(s) that must be disclosed in proxy solicitations under the Exchange Act; and include the consent of each nominee to serve as a director if elected.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING DUE?

     To be considered for inclusion in the proxy statement for the 2001 Annual Meeting, a shareholder proposal must be received at the Company's principal office no later than November 24, 2000. As described above, the Company's by-laws would require the Corporate Secretary to receive notice of all proposals by this date, whether or not they are included in the proxy statement. In the unlikely event any proposal received after this date was presented to the annual meeting, the proxyholders would be able to exercise discretionary authority to vote your shares only to the extent authorized by Rule 14a-4(c) under the Exchange Act on the proposal.

WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?

     Call the Corporate Secretary, Polk Laffoon, at 408-938-7838.

     If you have questions specific to your ownership of Knight Ridder stock, call Sharon Orlando, Manager of Shareholder Services and Corporate Records, at 408-938-7713.

INFORMATION ABOUT KNIGHT RIDDER STOCK OWNERSHIP

     This table shows all persons we know to be the beneficial owners of more than 5% of the Company's common stock as of March 1, 2000.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNERS OF COMMON STOCK         OWNED          CLASS
   -----------------------------------------------------      ------------    ----------
Southeastern Asset Management, Inc..........................   9,594,594(1)      11.4%
  6410 Poplar Avenue, #900
  Memphis, TN 38119
Capital Research and Management Company.....................   7,850,800(2)       9.4%
  333 South Hope Street
  Los Angeles, CA 90071
Harris Associates L.P. .....................................   4,610,878(3)      5.69%
  Two North LaSalle Street, #500
  Chicago, IL 60602

---------------

(1) According to a Schedule 13G dated February 4, 2000, Southeastern Asset Management, Inc., a registered investment adviser, has sole voting power over 5,225,994 shares, shared voting power over 3,134,300 shares, sole dispositive power over 6,434,594 shares, and shared dispositive power over 3,134,300 shares.

(2) According to a Schedule 13G dated February 10, 2000, Capital Research and Management Company, a registered investment adviser, has no voting power but has sole dispositive power over all shares.

(3) According to a Schedule 13G dated January 10, 2000, Harris Associates L.P., a registered investment adviser, has shared voting power over 4,610,878 shares, sole dispositive power over 2,105,478 shares and shared dispositive power over 2,505,400 shares.

     We also know that as of March 1, 2000, The Walt Disney Company, located at 500 South Buena Vista Street, Burbank, CA 91525, beneficially owned 1,374,100 shares (100%) of the Company's Series B Preferred Stock.

     If any shares of Series B Preferred Stock are transferred to any person other than The Walt Disney Company or any of its affiliates, each share automatically converts into 10 shares of common stock, subject to adjustment. Knight Ridder can cause the conversion of shares of Series B Preferred Stock. There are restrictions on the transfer of these shares.

                         ITEM 1: ELECTION OF DIRECTORS

HOW IS THE BOARD STRUCTURED?

     The Company's Board of Directors is divided into three classes serving staggered three-year terms. Three directors are to be elected at the 2000 Annual Meeting, to hold office until the 2003 Annual Meeting of Shareholders.

WHO IS NOMINATED TO STAND FOR ELECTION?

     The individuals nominated by the Board of Directors to stand for election at the 2000 Annual Meeting for three-year terms are Barbara Barnes Hauptfuhrer,
M. Kenneth Oshman and John L. Weinberg. Alvah H. Chapman, Jr., whose term expires at the 2000 Annual Meeting, is not standing for re-election. Immediately prior to the Annual Meeting, the size of the Board will be reduced from the current 11 directors to 10. Accordingly, proxyholders cannot vote for more than three nominees.

     The other seven directors who were elected at prior annual meetings will continue to serve for their respective terms.

HOW WILL PROXIES BE VOTED?

     Proxies will be voted for the election of the three nominees of the Board of Directors unless instructions are given on the proxy to withhold authority to vote for one or more of the nominees.

     Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur.

             NOMINEES FOR ELECTION FOR THREE-YEAR TERMS ENDING 2003


                          BARBARA BARNES HAUPTFUHRER, age 71                  Director
                          since 1979
  [Photo]                 Director of Various Public Companies
                          Director of The Great Atlantic & Pacific Tea Co.,
                          Massachusetts Mutual Life Insurance Company, IKON Office
                          Solutions, Inc. Director Emerita, Raytheon Company. Former
                          director, The Vanguard Group of Investment Companies.
                          Trustee Emerita of Wellesley College. Past director of the
                          Ladies Professional Golf Association. B.A., Wellesley
                          College.

                          M. KENNETH OSHMAN, age 59                           Director
                          since 1996
  [Photo]                 President, Chairman and Chief Executive Officer
                          Echelon Corporation
                          President, Chairman and Chief Executive Office of Echelon
                          Corporation, a developer of control network technology and products, since 1989. Co-founded Rolm Corporation in 1969;
                          served as Chief Executive Officer, President and Director
                          until Rolm's merger with IBM in 1984. Vice president of IBM from 1984 to 1986. Director of Sun Microsystems. B.A. and
                          B.S., Rice University; M.S. and Ph.D., Stanford University.

                          JOHN L. WEINBERG, age 75                            Director
                          since 1969
                          Director
  [Photo]                 The Goldman Sachs Group, Inc.
                          Director of The Goldman Sachs Group, Inc. since 1999; Senior
                          Chairman and Limited Partner of Goldman, Sachs & Co. from
                          1990 to 1999; Senior Partner and Chairman of the Management
                          Committee of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co. until 1990; Investment
                          banker with Goldman, Sachs & Co. since 1950. Director of
                          Providian Financial Corporation and Tricon Global
                          Restaurants. Member of The Business Council. B.A., Princeton
                          University; M.B.A., Harvard University.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2002


                          JAMES I. CASH, JR., age 52                          Director
                          since 1995
 [Photo]                  James E. Robison Professor of Business Administration
                          Harvard University, Graduate School of Business
                          Administration
                          Member of the Harvard Business School faculty since 1976.
                          Trustee of Massachusetts General Hospital and Partners
                          Healthcare, Inc. Director of Cambridge Technology Partners,
                          Chubb Corporation, General Electric Company, State Street
                          Bank and Trust and WinStar Communications, Inc. B.S., Texas
                          Christian University; M.S. and Ph.D., Purdue University.

                          P. ANTHONY RIDDER, age 59                           Director
                          since 1987
                          Chairman of the Board and Chief Executive Officer
                          Knight Ridder
 [Photo]                  Chief Executive Officer and Chairman of Knight Ridder since
                          1995; President of the Company from 1989 to 1995; President of the Newspaper Division of the Company from 1986 to 1989.
                          Joined the San Jose Mercury News in 1964; served as General
                          Manager until 1977 and Publisher from 1977 to 1986.
                          Previously held various editorial and business positions at several Company newspapers. Director of the Seattle Times
                          Company, Associated Press, Newspaper Association of America.
                          Member of the Board of Trustees of the University of Santa
                          Clara, and Advisory Board of the Stanford Institute for
                          Economic Policy Research. B.A., University of Michigan.

                          RANDALL L. TOBIAS, age 58                           Director
                          since 1994
                          Chairman Emeritus
                          Eli Lilly and Company
 [Photo]                  Chairman Emeritus of Eli Lilly and Company, a pharmaceutical research and manufacturing company; Chairman and Chief
                          Executive Officer of Eli Lilly and Company from 1993 to
                          1999. Vice Chairman of the Board of AT&T from 1986 to 1993.
                          Director of Phillips Petroleum, Inc., Kimberly-Clark
                          Corporation, Agilent Technologies, Inc. and RealMed,
                          Incorporated. Member of the Business Council. Chairman of
                          the Board of Trustees of Duke University. Trustee of the
                          Colonial Williamsburg Foundation. B.S., Indiana University.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2001


                          JOAN RIDDER CHALLINOR, age 73                       Director
                          since 1989
  [Photo]                 Director of Various Educational Organizations
                          Presidential appointee to the U.S. National Commission on
                          Libraries and Information Science. Board member of
                          educational organizations, including the French-American
                          Foundation and the Schlesinger Library on the History of
                          Women at the Radcliffe Institute for Advanced Study
                          (chairperson). Member of the Editorial Advisory Committee of the Adams Papers. B.A., M.A. and Ph.D., The American
                          University, Washington, D.C.

                          KATHLEEN FOLEY FELDSTEIN, age 59                    Director
                          since 1998
  [Photo]                 President Economics Studies, Inc.
                          President of Economics Studies, Inc., a private consulting firm, since 1987. Director of Bank of America Corporation,
                          Bell South Corporation, Ionics Corporation and John Hancock
                          Financial Services, Inc. Trustee of the Committee for
                          Economic Development, the Museum of Fine Arts, Boston and
                          McLean Hospital. B.A., Radcliffe College; Ph.D.,
                          Massachusetts Institute of Technology.

                          THOMAS P. GERRITY, age 58                           Director
                          since 1998
                          Reliance Professor of Management and
  [Photo]                 Director, Wharton Forum on Electronic Commerce, The Wharton
                          School
                          Professor of Management at the Wharton School of the
                          University of Pennsylvania since 1990; Dean of the Wharton
                          School from 1990 to 1999. Director of CVS Corporation,
                          Fannie Mae, Reliance Group Holdings, Inc., Sunoco, Internet
                          Capital Group, Inc. and ICG-Commerce, Inc. Trustee of MAS
                          Funds. B.S., M.S., and Ph.D., Massachusetts Institute of
                          Technology. Rhodes Scholar, Oxford University.

                          GONZALO F. VALDES-FAULI, age 53                     Director
                          since 1992
  [Photo]                 Chief Executive Officer, Latin America
                          Barclays Group
                          Since 1988, Chief Executive Officer, Latin America of
                          Barclays Group, an international bank. International banker with Barclays Bank since 1980; Member of the Management
                          Committee, Barclays Capital. Trustee of the University of
                          Miami. Director of Blue Cross/Blue Shield of Florida. B.S.,
                          Spring Hill College; M.A., Thunderbird Graduate School for
                          International Management.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     This table shows the number of shares of the Company's common stock beneficially owned as of March 1, 2000 by each director and nominee, each executive officer named in the Summary Compensation Table, and by all directors and officers as a group. None of these persons beneficially owned more than 1% of the Company's common stock. All directors and officers of the Company as a group owned 5% of the Company's common stock. Except as noted, each person has sole voting and investment power over the shares shown in the table.

                                                            SHARES OTHER THAN   SHARES SUBJECT   TOTAL NUMBER OF SHARES
                           NAME                               OPTION SHARES     TO OPTIONS(1)    BENEFICIALLY OWNED(1)
                           ----                             -----------------   --------------   ----------------------
James I. Cash.............................................          1,464             2,000                3,464
Joan Ridder Challinor.....................................         85,424             2,000               87,424(2)
Alvah H. Chapman, Jr......................................        219,449             2,000              221,449(3)
Mary Jean Connors.........................................         26,963           173,200              200,163(3)
Kathleen Foley Feldstein..................................            914               667                1,581
Thomas P. Gerrity.........................................          1,566               667                2,233
Barbara B. Hauptfuhrer....................................          2,966             2,000                4,966
Ross Jones................................................         20,566           113,000              133,566
Frank McComas.............................................         34,829            94,999              129,828(3)
M. Kenneth Oshman.........................................         31,132             2,000               33,132(4)
P. Anthony Ridder.........................................        167,635           376,000              543,635(3)
Steven B. Rossi...........................................         13,926            41,000               54,926(3)
Randall L. Tobias.........................................          7,566             2,000                9,566
Gonzalo F. Valdes-Fauli...................................          2,066             2,000                4,066
John L. Weinberg..........................................         29,132             2,000               31,132
All directors and officers as a group (27 persons
  including those named above)............................      2,409,447         1,154,837            3,564,284(5)

---------------

(1) Shares that officers and directors could acquire by exercising options within 60 days of March 1, 2000.

(2) Does not include 90,000 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(3) Includes shares owned by, or jointly held with, spouses as follows: Mr. Chapman, 15,364 shares owned jointly with Mrs. Chapman; Ms. Connors, 2,835 shares owned by Geoffrey Tomb, her spouse; Mr. McComas, 2,210 shares owned jointly with Mrs. McComas; Mr. Ridder, 2,801 shares owned by Mrs. Ridder, 898 shares owned jointly with Mrs. Ridder, and 4,940 shares owned by a trust of which Mrs. Ridder is the trustee; Mr. Rossi, 4,383 shares owned jointly with Mrs. Rossi. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses, and Mrs. Ridder disclaims beneficial ownership of the shares owned by the trust. Messrs. Chapman, McComas and Ridder share voting and investment power with their respective spouses as to those shares owned jointly.

(4) Includes 30,000 shares owned by a partnership in which Mr. Oshman has a 97% income interest. Mr. Oshman has the power to vote those shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(5) Includes 1,708,682 shares held by the John S. and James L. Knight Foundation as to which Mr. Chapman shares voting and investment power and disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Exchange Act requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. Based on its review of these copies, the Company believes that during 1999 all directors and officers filed on a timely basis all reports required of them, except that P. Anthony Ridder, Chairman and Chief Executive Officer of the Company; Joan R. Challinor, a director of the Company; Martha Claus, a Vice President of the Company; and Marshall Anstandig, a Vice President of the Company, each filed one late report with respect to one transaction.

BOARD COMMITTEES AND ATTENDANCE

     The Board currently has four active standing committees: Nominating, Compensation and Corporate Governance, Audit and Environmental Affairs.

     The Nominating Committee reviews the composition of the Board and recommends changes in its membership as needed. The committee members are Barbara B. Hauptfuhrer, Chairman, Joan Ridder Challinor, Alvah H. Chapman, Jr., Thomas P. Gerrity, and M. Kenneth Oshman. The committee met once in 1999.

     The Compensation and Corporate Governance Committee administers the Company's incentive compensation plans and its stock option plans, including the review and grant of stock options to all eligible employees and directors. In addition, the committee reviews and approves the salary, bonus and other benefits of the senior executive officers of the Company. The committee also reviews and reports to the Board on matters of corporate governance, i.e., the relationships of the Board, the shareholders and management in determining the direction and performance of the Company. The committee members are Randall L. Tobias, Chairman, James I. Cash, Jr., Barbara B. Hauptfuhrer, M. Kenneth Oshman and John L. Weinberg. The committee met four times in 1999.

     The Audit Committee reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board on those matters. Both the internal and the independent auditors have free access to the committee and, from time to time, the committee directs them to carry out special assignments. The members of the committee are Gonzalo F. Valdes-Fauli, Chairman, Joan Ridder Challinor, Alvah H. Chapman, Jr. and Kathleen Foley Feldstein. The committee met twice in 1999.

     The Environmental Affairs Committee oversees the policies of the Company designed to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The committee members are James I. Cash, Jr., Chairman, Thomas P. Gerrity, P. Anthony Ridder and Randall L. Tobias. The committee met once in 1999.

     In 1999, the Board of Directors met four times. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served.

HOW THE COMPANY COMPENSATES DIRECTORS

  Annual Cash Fee

     Directors of the Company who are not employees of the Company receive an annual retainer of $30,000. Half of this retainer is paid in the Company's common stock, and a director may choose to receive the balance in the Company's common stock as well.

  Meeting Fees

     Non-employee directors receive a fee of:

     - $1,500 for each Board meeting and meeting of shareholders

     - $1,000 for each committee meeting.

  Fee for Chairing a Committee

     Each non-employee director who chairs a committee receives an annual fee of $5,000.

  Annual Stock Option Awards

     Every December, each non-employee director is granted an option to purchase 2,000 shares of the Company's common stock.

  The Deferred Compensation Plan

     Directors are eligible to enter into individual agreements to defer with interest all or a portion of the fees payable to them until such later dates as may be provided in the agreements.

  Expenses

     The Company reimburses directors for travel and other expenses incurred in attending meetings.

  Other Benefits

     Directors who have never been employed by the Company and who were age 65 or older on July 1, 1996 are eligible to receive an annual lifetime benefit commencing upon retirement from the Board with at least five years of service (or, if disabled, following at least two years of service). The benefit ranges from 50% of the annual retainer for directors who retire after five years of service to 100% of the retainer for directors who retire with 10 or more years of service.

     Directors who have never been employed by the Company and were under age 65 on July 1, 1996 participate in a program under which they are credited with 600 phantom shares of the Company's common stock annually. Their phantom share accounts are credited with dividend equivalents and the accounts are paid in cash in a lump sum upon termination of Board service.

  Special Arrangements

     Alvah H. Chapman, Jr., a director and former chief executive officer of the Company, has a retirement agreement which provides for payment of an annual benefit of $79,900 for life and a death benefit payable to his surviving spouse. This is in addition to benefits payable under the Company's retirement program and to fees paid to Mr. Chapman for service as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time, Knight Ridder and its subsidiaries engage in transactions with companies where one of the Company's executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

     Peter B. Ridder, President and Publisher of The Charlotte Observer, is a brother of P. Anthony Ridder. Par Ridder, Vice President/Advertising Director of the San Luis Obispo Tribune, is the son of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Marketing Manager of The Wichita Eagle. Geoffrey Tomb, Mary Jean Connors' husband, is a general assignment reporter for the San Jose Mercury News. In 1999, the Company paid Peter B. Ridder, Par Ridder, Robert L. Hilton, and Geoffrey Tomb aggregate compensation of $544,978; $82,747; $116,143; and $82,937, respectively.

     John L. Weinberg is a director of The Goldman Sachs Group, Inc. and former Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities and the acquisition or sale of certain properties of the Company. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

          ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     We have appointed Ernst & Young LLP, Independent Certified Public Accountants, to examine the books and accounts of the Company for the year 2000, and we are asking shareholders to ratify our selection. Ernst & Young LLP has served as the Company's independent auditors since 1951.

     Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

    ITEM 3: APPROVAL OF THE MATERIAL TERMS OF THE ANNUAL INCENTIVE PLAN, AS AMENDED, TO PRESERVE THE TAX DEDUCTIBILITY OF CERTAIN COMPENSATION PAID UNDER THE PLAN

WHAT IS THE ANNUAL INCENTIVE PLAN?

     The Knight Ridder Annual Incentive Plan (the "Plan") is intended to motivate and reward corporate executives and top management at individual operating units who contribute significantly to the Company's success. The Plan provides for the grant by the Compensation and Corporate Governance Committee of annual cash awards to key Company executives and top management at individual operating units that are conditioned upon the Company's (and/or operating unit's) performance. At the Annual Meeting, we are asking shareholders to approve the material terms of the Plan, as amended, to ensure that the cash awards are fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

WHY ARE WE MAKING THIS PROPOSAL?

     The Board's general compensation philosophy is to make a greater percentage of each executive's annual compensation contingent on Company performance. The Compensation and Corporate Governance Committee views this as beneficial for shareholders, as it more closely aligns the interests of executives with the interests of shareholders. The amendments enable the Company, with shareholder approval, to ensure that cash awards under the Plan that are paid to "covered employees" within the meaning of Section 162(m) of the Code (i.e., the chief executive officer and the four other most highly compensated executives of the Company) are fully deductible. The amendments do not increase target awards under the Plan or obligate the Compensation and Corporate Governance Committee to do so.

WHAT ARE THE AMENDMENTS?

     The amendments to the Plan establish a maximum award of $2,500,000 payable for a plan year to an individual participant effective January 1, 2000. The amendments also provide that with respect to covered employees (i) the Compensation and Corporate Governance Committee's performance goals must be objective and quantifiable, (ii) the performance goals and targets under the performance goals must be established within the time periods required under
Section 162(m) of the Code, (iii) the Compensation and Corporate Governance Committee has discretion to decrease (but not increase) awards, and (iv) the Compensation and Corporate Governance Committee must certify in writing that the performance goals have been satisfied before making any payments to covered employees.

WHAT ARE THE OTHER MATERIAL TERMS OF THE PLAN?

     As amended, the Plan, which is administered by the Compensation and Corporate Governance Committee, provides for the annual grant of cash awards to participants selected by the Compensation and Corporate Governance Committee. Those eligible to participate include key Company executives, top management of business units and newspaper publishers. Approximately 390 individuals are currently eligible to participate in fiscal year 2000. Each Plan participant's award is based upon accomplishment of established financial and non-financial performance goals for the Company and/or operating units during a calendar year. Unless otherwise determined by the Compensation and Corporate Governance Committee, the financial performance measure for corporate participants is based upon shareholder value added ("SVA") which is the increase in the Company's net operating profit after tax minus capital charge relative to budgeted SVA; the financial performance measure for business unit participants is based upon the business unit's SVA versus budgeted SVA. The non-financial performance measure is based upon major elements of the Company's or the operating unit's strategies. The nonfinancial performance goals may include: advertising share, customer relations, product and service development, news and information content, enhancing national and local brand identity and technology development. The Compensation and Corporate Governance Committee has the authority to alter, amend or discontinue the Plan at any time without shareholder approval, except as may be required by applicable law.

HOW DO PAYMENTS WORK?

     Each participant's potential annual cash award is a specified target percentage of his or her salary. The target percentage generally varies by salary, ranging from 25% to 50%, except for the Chief Executive Officer, whose target is currently 70%. The actual amount awarded depends on the degree of attainment of the performance goals. An award may be paid based on the achievement of one type of measure even if no award was earned for another type of measure, provided a corporate performance threshold (generally operating income equal to at least 80% of prior year operating income) must be achieved for any payment to be made. Participants may elect to defer all or a portion of their awards to a later year.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN?

     If the shareholders approve the material terms of the Plan, as amended, the Company can deduct the amount of income recognized by a covered employee from its federal income tax. However, if the amendments are not approved by shareholders, awards may not be paid to covered employees under the Plan and the future deductibility by the Company of other bonuses to covered employees may be limited by Section 162(m) of the Code. The amendments do not alter the tax consequences of the cash awards to recipients.

                               NEW PLAN BENEFITS

     The following table shows the benefits that would have been received by the individuals listed below if the Plan, as amended, had been in effect in 1999.

                          ANNUAL INCENTIVE PLAN AWARDS

                NAME AND PRINCIPAL POSITION                   BONUS($)(1)
                ---------------------------                   -----------
P. Anthony Ridder                                                804,169
  Chairman and Chief Executive Officer
Frank McComas                                                    366,244
  Senior Vice President/Operations
Ross Jones                                                       364,846
  Senior Vice President/Finance and
  Chief Financial Officer
Mary Jean Connors                                                313,823
  Senior Vice President/Human Resources
Steven B. Rossi                                                  310,468
  Senior Vice President/Operations
All Executive Officers as a Group                              4,123,042
All Non-Executive Directors as a Group(2)                              0
All Non-Executive Officers as a Group                            448,964

---------------
(1) The amounts shown under the Plan, as amended, are the same as the amounts the individuals listed above actually received.

(2) Non-employees are not eligible to participate in the Annual Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF THE ANNUAL INCENTIVE PLAN AS AMENDED.

                         ITEM 4:  SHAREHOLDER PROPOSAL

     Sisters of Mercy Regional Community of Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331, owner of 900 shares of the Company's common stock, has informed the Company that it intends to present the following resolution at the Annual Meeting and has submitted the following supporting statement of its reasons:

     RESOLVED: The Company prepare at reasonable cost a report, omitting where appropriate confidential information, that includes the following:

     1. A report shall include the EEO-1 report in the standard federal government categories according to their gender and races in each of the nine major EEOC defined job categories for the previous three years.

     2. A description of how the company is working to increase its business with female and minority suppliers and service providers.

     3. Report any federal audit, Corporate Management Review, and Letter of Compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

     SUPPORTING STATEMENT: Equal Employment Opportunity is a key issue for many shareholders. The 1995 bipartisan Glass Ceiling Commission study explains that a positive diversity record has a positive impact on the bottom line. While women and minorities comprise 57 percent of the U.S. workforce the Commission found that they represent only 3 percent of executive management positions. By far the most vulnerable and most excluded from corporate diversity initiatives are American Indians.

     Corporations have discontinued discriminating images and names like Black Sambo and Frito Bandito while similar discriminatory images and names against American Indians, like "redskin" and "chief wahoo," remain in use. "Redskins" originated from 1800s businessmen who coined the term from their dealing with animal skins (deerskin and bearskin) and "red" from the dried blood of the scalps of Indian men, women and children. Businesses used actual heads of Indian men, women and children or images and names to attract their customers.

     Every major American Indian organization including the National Congress of American Indians, National Indian Education Association and Society of American Indian Psychiatrists has called for an end to American Indian negative images/names.

     Workplace discrimination has created a significant burden for shareholders because of the high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination complaints. For example:

     (a) In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

     (b) In 1997 Denny's reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny's.

     (c) A U.S. Patent and Trademark lawsuit by American Indians resulted in the Washington football team losing nine corporate patents because of the offensive name and images.

     (d) Chicago area American Indian firemen won a 1998 discrimination case because six supervisors failed to stop offensive negative names and images about American Indians in the workplace.

     (e) The Los Angeles School district, largest in the country, banned derogatory consumer products, names and images of American Indians from the school system.

     We believe negative images and names of American Indians are contrary to corporate business interests and create a negative social, educational and working environment for Indian and non-Indian people.

                             MANAGEMENT'S RESPONSE

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

     A significant commitment to diversity is one of the Company's core values and an increasingly important element of its future success. The Company's longstanding commitment to increasing the role of women and minorities in its businesses is described in The Knight Ridder Promise, which calls upon the Company to "reflect the diversity of the audiences we serve, including viewpoints and cultures, in our content and in our work forces." This commitment is demonstrated by a solid track record of recruiting, hiring, training, developing and advancing women and minorities, and has enabled the Company to achieve widespread diversity throughout its work force.

     Knight Ridder's commitment to diversity extends to complying with all applicable federal and state equal employment opportunity laws. It is the Company's policy to provide equal employment opportunity without regard to race, color, religion, gender, marital status, national origin, age, disability or sexual orientation. The Company and its operations strive to maintain a workplace free of discrimination and to develop and support a diverse work force. The Company is proud of the progress it has made in developing a diverse work force and is committed to continuing those efforts.

     To attract and retain the best and the brightest talent, including women and minorities, Knight Ridder supports a variety of recruiting, hiring, training and development policies, programs and corporate initiatives. These include diversity training for all employees, a minority hiring program which helps the Company's businesses fund scholarships, internships and strategic positions, and a supplier diversity policy and program to provide minority and women-owned businesses with a fair opportunity to participate in the Company's supply chain. In addition, the Company recently instituted a goal for itself and its businesses to improve the diversity of its executive teams by increasing the total number of women and minority executives by at least one percentage point in the year 2000.

     The Company and its newspapers and other operations have received national recognition for their commitment to diversity in the workplace. In July 1999, Fortune Magazine ranked Knight Ridder 21st on its list of the 50 Best Companies for Asians, Blacks and Hispanics. In 1998 and 1999, Working Woman magazine recognized Knight Ridder as one of the "best companies" for working women. The Company received a similar recognition from Latina Style magazine in 1998, and in 1996 the Company received the Catalyst Award for its initiatives to advance women in the workplace.

     As part of its equal employment opportunity compliance program, the Company submits annual detailed reports on the Company's employment practices and the racial and gender composition of the workforces of the Company and its operations as required by applicable federal and state laws. These reports require substantial time, effort and expense to produce. The production and distribution of those reports as well as the additional reports requested in the shareholder proposal would be administratively burdensome to the Company and would create additional costs to the Company.

     In view of Knight Ridder's demonstrated commitment to equal opportunity and diversity in its work force and relationships with vendors and suppliers, as well as its annual submission of detailed reports on compliance with federal and state equal employment opportunity laws, we believe that adopting the shareholder proposal is not necessary to enhance Knight Ridder's strong commitment to equal employment opportunity. Instead, adopting the shareholder proposal would be redundant to the Company's considerable efforts in this area, impose an administrative burden on the Company, create additional costs, and would not serve to advance the goal of providing equal employment opportunity in the workplace.

     FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

HOW THE COMPANY COMPENSATES EXECUTIVE OFFICERS

                        REPORT ON EXECUTIVE COMPENSATION
             BY THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

     The Compensation and Corporate Governance Committee of the Board administers the Company's executive compensation program. The members of the Committee are independent, non-employee directors. The Compensation and Corporate Governance Committee has furnished the following report on executive compensation for 1999:

WHAT IS OUR EXECUTIVE COMPENSATION PHILOSOPHY?

     We firmly believe that the interests of the Company and its employees are inseparable. In support of that principle, the Compensation and Corporate Governance Committee has designed the Company's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To promote Company performance, we link a significant portion of executive compensation to the Company's operating results. The objectives of our program are:

     - To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the performance of the Company's common stock;

     - To provide compensation comparable to that offered by other companies in our industry, enabling the Company to attract, retain and motivate talented executives who are critical to the Company's long-term success;

     - To motivate key executives to achieve strategic business initiatives and to reward them for their achievement; and

     - To set guidelines for substantial stock ownership by executives.

WHAT ARE THE ELEMENTS OF EXECUTIVE COMPENSATION?

     We compensate our executives through base salary, bonus paid in cash and long-term incentive awards under the Employee Stock Option Plan and the Long-Term Incentive Plan. In this way, a significant portion of the value ultimately realized by the executives will depend upon the Company's performance and can be considered "at risk."

     Our executives participate in a retirement plan, health plan, savings incentive (401(k)) plan and other voluntary benefit plans that we make available to all employees generally. Among these are relocation benefits, such as temporary living expenses. One-time relocation bonuses are sometimes provided to employees to assist with miscellaneous moving expenses and help compensate for housing differentials, as was the case with the relocation benefits provided to employees who moved as part of the relocation of Knight Ridder's corporate offices from Miami to San Jose in 1998. We also provide our executives with a voluntary deferred compensation arrangement, which is similar to those typically offered to executives by the companies with which we compete for talent.

HOW DID WE DETERMINE BASE SALARIES FOR 1999?

  In General

     The Compensation and Corporate Governance Committee establishes senior executive salaries based on our review of the executive's performance and compensation history, and information on salary levels at comparable companies. We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect any changes in the executives' responsibilities at the Company.

     For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Ridder, the Company's Chairman and Chief Executive Officer.

  Comparative Data

     In conducting our review for 1999, we considered comparative data prepared by both the Company's senior human resources officer and by SCA Consulting, the Compensation and Corporate Governance Committee's outside consultant for executive compensation.

     The comparison group we chose for compensation purposes (the "Comparison Group") consisted of our competitors in the newspaper industry. The index we chose for our performance graph was the S&P Publishing/Newspapers Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report.

     We obtained data for the Comparison Group from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate compensation levels for the Company's executives.

  Base Salaries of Executive Officers

     Data for the Comparison Group supported an annual increase in base salaries for 1999. We believe that the base salaries of our executives were generally near the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the Summary Compensation Table that follows this Report.

  Base Salary of the Chief Executive Officer

     The Committee also increased the base salary of Mr. Ridder effective March 1, 1999 to $850,000. We believe that Mr. Ridder's base salary in 1999 was near the median for salaries of chief executive officers in the Comparison Group.

HOW DID WE DETERMINE BONUSES FOR 1999?

  Annual Incentive Plan

     We award cash bonuses under, or taking into consideration, the Company's Annual Incentive Plan. Under that Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential was tied in 1999 to specific non-financial objectives for the Company that were established at the beginning of 1999. Sixty-five percent of the bonus potential was tied to financial performance. (For corporate participants, it was the financial performance of the Company on a consolidated basis compared to budget; and for newspaper participants, it was the financial performance of the individual newspaper compared to its budget.) For 1999, the measure of financial performance was shareholder value added ("SVA"), which is the increase in net operating profit after taxes after deducting the cost of capital.

     Under the Company's Annual Incentive Plan, if the Company (or newspaper) meets its financial budget, the executive receives 100% of that part (65%) of the potential bonus tied to financial performance. If SVA is above or below budget, then the aggregate of the financial awards paid to participants will equal their target awards plus or minus a percentage of the amount by which actual SVA exceeds or falls below budgeted SVA. The "standard" percentages of SVA above and below budget that will be shared with participants are about 15% for participants whose award is tied to the performance of their individual newspapers, and 5% for corporate participants whose award is based on the performance of the Company on a consolidated basis. Plan participants may elect to defer any portion of their bonus to a later year.

  Bonuses for Executive Officers

     The Committee awarded bonus compensation for 1999 to each executive (other than Mr. Ridder) based on the Company's SVA as compared to budget and upon an assessment of the Company's performance against the nonfinancial goals on a consolidated basis. The bonus for each of the named executive officers is set forth in the Summary Compensation Table that follows this Report.

  Bonus for the Chief Executive Officer

     In 1999, we awarded Mr. Ridder a bonus of $804,169. Although Mr. Ridder has not participated in the Company's Annual Incentive Plan in the past, we have for a number of years, including 1999, considered in part the criteria that would have been applicable to him had he been a Plan participant. Beginning in 1996, based on advice by SCA Consulting, we set Mr. Ridder's bonus target at 70% of salary to provide a more competitive award. The bonus Mr. Ridder could have received under the Plan in light of the level of Company performance in 1999 would have been $804,169. Beginning in 2000, Mr. Ridder will participate in the Plan, as amended.

WHAT IS OUR POSITION ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION?

     Provisions of federal tax law deny a company a tax deduction to the extent certain executives' total compensation (excluding certain categories of "performance based" compensation) exceeds $1,000,000 in any year. It is the Company's policy that executives should defer payment of that portion of cash compensation which might exceed the $1,000,000 limit, to the extent such amounts can be estimated before the beginning of the year, when such deferral elections are required to be made. As a result, payment of a significant portion of Mr. Ridder's 1999 bonus award will be deferred. The amendments to the Annual Incentive Plan are designed to allow bonuses to Mr. Ridder and the other four most highly compensated executives to be considered performance based and deductible to the Company without deferral upon shareholder approval.

WHAT WERE THE LONG-TERM INCENTIVE AWARDS IN 1999?

  In General

     Long-term incentives consist of stock options and Long-Term Incentive Plan awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

  1999 Stock Option Grants

     After reviewing the Company's financial performance and competitive analysis by SCA Consulting, in 1999 we provided long-term incentive awards for executives by granting stock options under the Company's Employee Stock Option Plan. We believe the number of the stock options awarded to each of the senior executives (including Mr. Ridder) was at the median of recent awards given by companies within the Comparison Group. The number of stock options awarded to each of the named executive officers is set forth in the Stock Option Grants table that follows this Report.

  Long-Term Incentive Plan

     At the 1997 Annual Meeting, shareholders approved a Long-Term Incentive Plan, the goal of which is to consistently deliver a total shareholder return at least in the top half of the companies in the Comparison Group. Under the Plan, an executive's right to receive a stock award is contingent on and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period, compared to the return received by holders of stock in the other companies that comprise the S&P Publishing/Newspapers Index. The initial performance period ended on December 31, 1999 and no shares vested because the performance target was not achieved. The Plan has been extended for an additional three-year period ending December 31, 2002. A description of the Long-Term Incentive Plan follows this Report. All of the named executive officers participate in the Plan. No awards were granted to the named executives in 1999.

WHAT ARE THE COMPANY'S STOCK OWNERSHIP GUIDELINES?

     To support the Company's desire to increase management stock ownership, the Company has established stock ownership guidelines for all of the Company's executive officers and certain other key employees. The guidelines set what we believe is an appropriate level of ownership of Knight Ridder common stock as a multiple of the executive's annual base salary (based on the market value of the stock). The multiple ranges from four times base salary (in the case of Mr. Ridder) to one times base salary (in the case of corporate vice presidents and publishers of the Company's largest newspapers).

     The Compensation and Corporate Governance Committee believes these guidelines have the positive effect of further aligning the interests of the executives and key employees with all shareholders.

                                          THE COMPENSATION AND
                                          CORPORATE GOVERNANCE COMMITTEE

                                          Randall L. Tobias, Chairman
                                          James I. Cash, Jr.
                                          Barbara Barnes Hauptfuhrer
                                          M. Kenneth Oshman
                                          John L. Weinberg

     This table shows the compensation during the past three years of the chief executive officer and each of the other four most highly compensated executive officers in 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                          ANNUAL         -------------
                                                                       COMPENSATION          STOCK           ALL
                                                                     -----------------      OPTION          OTHER
                                                                     SALARY     BONUS       AWARDS       COMPENSATION
                NAME AND PRINCIPAL POSITION                   YEAR     ($)       ($)     (# OF SHARES)    ($)(1)(2)
                ---------------------------                   ----   -------   -------   -------------   ------------
P. Anthony Ridder...........................................  1999   877,308   804,169      150,000         77,774
  Chairman and Chief Executive Officer                        1998   810,000   415,242       80,000        614,448
                                                              1997   775,000   760,000       80,000         14,762

Frank McComas...............................................  1999   564,459   366,244       50,000            125
  Senior Vice President/Operations                            1998   492,083   180,188       45,000        607,927
                                                              1997   441,667   297,545       45,000          8,315

Ross Jones..................................................  1999   563,632   364,846       50,000        106,110
  Senior Vice President/Finance and                           1998   491,250   179,883       45,000        610,145
  Chief Financial Officer                                     1997   448,750   318,613       45,000         10,326

Mary Jean Connors...........................................  1999   482,866   313,823       50,000          6,484
  Senior Vice President/Human Resources                       1998   416,250   152,420       45,000        605,962
                                                              1997   362,500   256,423       45,000          6,490

Steven B. Rossi.............................................  1999   481,762   310,468       50,000        198,417
  Senior Vice President/Operations                            1998   268,750   189,801       70,000        580,192

---------------
(1) Included in the 1999 amounts are relocation payments of $10,000 each to Messrs. Jones and Rossi in connection with the relocation of the Company's headquarters in 1998. Also included is an incidental relocation expense allowance of $25,000 to Mr. Rossi and incidental relocation expenses of $7,100 for Mr. Ridder, $96,110 for Mr. Jones, $125 for Mr. McComas and $151,738 for Mr. Rossi. Also included are Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of Company-provided insurance on the life of the executive named. The Company's 401(k) contributions in 1999 were: Mr. Ridder, $4,800; Mr. Jones, $4,800; Mr. McComas, $4,800; Ms. Connors, $4,800; and Mr. Rossi, $4,394. The life insurance amounts in 1999 were: Mr. Ridder, $8,633; Mr. Jones, $5,315; Mr. McComas, $2,675; Ms. Connors, $1,684; and Mr. Rossi, $863.

(2) Included in the 1998 amounts are one-time relocation payments of $574,163 each to Messrs. Ridder, McComas, Jones and Rossi and Ms. Connors, of which $300,000 was a relocation bonus and $274,163 was a related tax reimbursement. In connection with the relocation of the Company's headquarters in 1998, each employee (including the executives named above) received a one-time payment equal to one year's salary, subject to a minimum payment of $70,000 and a maximum payment of $300,000, plus tax reimbursement. Also included in the 1998 amounts are incidental relocation expense allowances of $25,000 each to Messrs. Ridder, Jones and McComas and Ms. Connors. Included for each year are Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of Company-provided insurance on the life of the executive named. The Company's 401(k) contributions in 1998 were: Mr. Ridder, $4,800; Mr. Jones, $4,800; Mr. McComas, $4,800; Ms. Connors, $4,800; and Mr. Rossi, 0. The life insurance amounts in 1998 were: Mr. Ridder, $10,485; Mr. Jones, $6,182; Mr. McComas, $3,964; Ms. Connors, $1,999; and Mr. Rossi, $181.

LONG-TERM INCENTIVE PROGRAMS

     The Company's long-term incentive programs consist of the Employee Stock Option Plan and the Long-Term Incentive Plan.

     Employee Stock Option Plan. Under the terms of the Plan, the Compensation and Corporate Governance Committee may grant executive officers and other key employees options to purchase shares of the Company's common stock at the fair market value (i.e., market price) at the option grant date. The options granted in 1999 vest in three equal installments over a three-year period from the date of grant and expire in 10 years.

     The Plan is designed to permit those executives who contribute to the performance of the Company and the market price of its common stock to benefit along with shareholders from increases in the value of the Company's common stock.

     This table shows information on stock options granted in 1999 to the executive officers named in the Summary Compensation Table:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                           NUMBER
                                                             OF        % OF TOTAL
                                                         SECURITIES     OPTIONS
                                                         UNDERLYING    GRANTED TO    EXERCISE                  GRANT DATE
                                                          OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE
                         NAME                             GRANTED     FISCAL YEAR    ($/SHARE)      DATE           ($)
                         ----                            ----------   ------------   ---------   ----------   -------------
P. Anthony Ridder......................................   150,000         8.97%       57.9688     12/15/09      2,215,500
Ross Jones.............................................    50,000         2.99%       57.9688     12/15/09        738,500
Frank McComas..........................................    50,000         2.99%       57.9688     12/15/09        738,500
Mary Jean Connors......................................    50,000         2.99%       57.9688     12/15/09        738,500
Steven B. Rossi........................................    50,000         2.99%       57.9688     12/15/09        738,500

---------------

     The "grant date present value" shown is a hypothetical value based upon application of the Black Scholes model. This model often is used to estimate the market value of transferable options by calculating the probability -- based on the volatility of the stock subject to the option -- that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black Scholes value of the options were: expected volatility of .164; risk-free rate of return of 6.23%; dividend yield of 1.48%; and vest over a three-year period from the date of grant.

     The stock options are not transferable. The Black Scholes estimate notwithstanding, an option granted under the Employee Stock Option Plan will have value only if and to the extent the optionee exercises the option at a time when the market price of the Company's common stock is above the market price on the date the option was granted.

     This table shows information on stock options exercised in 1999 by the executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by them at the end of the year:

              AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                                        NUMBER OF            VALUE OF
                                                                                        SECURITIES         UNEXERCISED
                                                                                        UNDERLYING           IN-THE-
                                                                                       UNEXERCISED            MONEY
                                                                                        OPTIONS AT          OPTIONS AT
                                                             SHARES                       FISCAL              FISCAL
                                                           ACQUIRED ON     VALUE       YEAR-END(#)        YEAR-END($)(1)
                                                            EXERCISE     REALIZED      EXERCISABLE/        EXERCISABLE/
                          NAME                                 (#)          ($)       UNEXERCISABLE       UNEXERCISABLE
                          ----                             -----------   ---------   ----------------   ------------------
P. Anthony Ridder........................................    50,000      1,635,935   376,000 / 230,000  8,675,641 / 791,345
Ross Jones...............................................         0              0   113,000 / 95,000   1,905,436 / 418,278
Frank McComas............................................         0              0    94,999 / 95,000   1,484,464 / 418,278
Mary Jean Connors........................................         0              0   173,200 / 95,000   3,944,309 / 418,278
Steven B. Rossi..........................................         0              0   41,000 / 100,666    477,868 / 493,012

---------------
(1) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

     Long-Term Incentive Plan. The Plan, which initially covered the three-year period from January 1, 1997 to December 31, 1999, is intended to motivate and reward executives for achieving total shareholder return ("TSR") equal to or greater than the other companies in the S&P Newspaper Index. At the start of the initial performance period, we granted each participant restricted shares of the Company's common stock with a value (based on the average closing price in December 1996), equal to 75% of the participant's salary as of January 1, 1997 multiplied by the number of years (three) in the performance period. Later-added participants received pro-rated grants based on the amount of time remaining in the performance period. In 1999, no restricted stock awards were granted to the executives named in the Summary Compensation Table.

     The Plan provided that none of the shares would vest unless the Company's TSR was positive and at least equal to the median TSR of the other companies in the S&P Newspaper Index during the initial performance period. The percentage of shares that would have vested ranged from 15% if the Company's TSR was equal to the peer group median to 100% if the Company's TSR was 5% or more above the peer group median. The initial performance period ended on December 31, 1999 and no shares vested because the performance target was not achieved.

     The Plan has been extended for an additional three-year period beginning January 1, 2000 and ending December 31, 2002. At the start of the extended performance period, we granted each participant restricted shares of the Company's common stock with a value (based on the average closing price in December 1999) equal to 75% of the participant's salary as of January 1, 2000 multiplied by the number of years (three) in the performance period. Later-added participants will receive pro-rated grants based on the amount of time remaining in the performance period.

     The Plan, as extended, provides that none of the shares will vest unless the Company's TSR is positive and at least equal to the median TSR of the other companies in the S&P Newspaper Index during this performance period. If these conditions are met, 15% of the shares will vest if the

Company's TSR is equal to the peer group median and 100% of the shares will vest if the Company's TSR is at the 90th percentile or more of the peer TSR or higher.

OTHER BENEFITS

     This table shows the annual benefits payable as a straight-life annuity under the Company's pension plan to an officer retiring in 1999 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any reduction for Social Security or other benefits.

                                                                         YEARS OF CREDITED SERVICE
                                                                         -------------------------
                    REMUNERATION                         15         20         25         30         35         40
                    ------------                       -------    -------    -------    -------    -------    -------
$ 125,000............................................   35,432     40,992     46,553     52,113     55,238     58,363
  200,000............................................   57,932     67,242     76,553     85,863     90,863     95,863
  300,000............................................   87,932    102,242    116,553    130,863    138,363    145,863
  400,000............................................  117,932    137,242    156,553    175,863    185,863    195,863
  500,000............................................  147,932    172,242    196,553    220,863    233,363    245,863
  600,000............................................  177,932    207,242    236,553    265,863    280,863    295,863
  700,000............................................  207,932    242,242    276,553    310,863    328,363    345,863
  900,000............................................  267,932    312,242    356,553    400,863    423,363    445,863
 1,000,000...........................................  297,932    347,242    396,553    445,863    470,863    495,863
 1,300,000...........................................  387,932    452,242    516,553    580,863    613,363    645,863
 1,600,000...........................................  477,932    557,242    636,553    715,863    755,863    795,863
 1,900,000...........................................  567,932    662,242    756,553    850,863    898,363    945,863

---------------

     The salary and bonus of the Company's five most highly compensated executive officers are shown in the Summary Compensation Table. As of the end of 1999, Mr. Ridder had 38 years of service with the Company; Mr. Jones, 7; Mr. McComas, 30; Ms. Connors, 20; and Mr. Rossi, 12.

     No officer of the Company has an employment agreement. The Company has agreements with its executive officers, including those named in the Summary Compensation Table, that entitle each executive to receive a lump sum cash severance payment equal to three times the executive's annual salary and bonus if, after a change in control of the Company (as defined in the agreements), the Company terminates the executive's employment or the executive resigns because of a reduction in position, salary or benefits.

                   PERFORMANCE OF KNIGHT RIDDER COMMON STOCK

     The following graph compares the cumulative total return on the Company's common stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

     The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

     The graph reflects the investment of $100 on December 31, 1994 in the Company's common stock, the S&P 500 Stock Index and the S&P
Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's common stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     KNIGHT-RIDDER, INC., S&P 500 INDEX AND
                        S&P PUBLISHING/NEWSPAPERS INDEX
                     DECEMBER 31, 1994 - DECEMBER 31, 1999

                                   1994            1995             1996              1997             1998            1999
                                 -------         -------          -------           -------          -------         -------
KNIGHT-RIDDER, INC.              $100.00         $127.24          $158.34           $219.19          $218.78         $259.23
S&P 500                          $100.00         $137.54          $169.09           $225.49          $289.93         $350.93
S&P PUBLISHING/NEWSPAPERS        $100.00         $126.34          $156.60           $246.02          $251.50         $345.56

APPENDIX I

                      KNIGHT RIDDER ANNUAL INCENTIVE PLAN

                As Amended and Restated Effective January 1, 2000

INTRODUCTION

This Amended and Restated Knight Ridder Annual Incentive Plan (the "Plan") is intended to motivate and reward corporate executives and top management at individual operating units who contribute significantly to Knight Ridder's success. Specific Plan objectives include the following:

        -       Focus participants on achieving key annual objectives

        - Link rewards to results relative to financial and non-financial goals at the corporate and business unit levels

        - Provide participants the opportunity to earn competitive compensation commensurate with performance

The Plan provides participants the opportunity to earn cash awards each year based on the performance of the corporation and/or the business unit in which they work. Awards are earned on a calendar year basis (the "Plan Year") and are paid in cash following the end of the Plan Year.

This amendment and restatement is intended to make the Plan comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to covered employees under such Code section. Accordingly, individuals who may be covered employees under the Code will be designated as "Covered Employees".

PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Corporate Governance Committee of the Knight Ridder Board of Directors (the "Committee"). The Committee has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. The Committee's decision is final in all matters of judgment pertaining to the Plan, and the Committee may, without notice, amend, suspend or revoke the Plan.

ELIGIBILITY

Employees in the following categories are eligible to participate in the Plan as determined by the Committee: corporate officers and certain director-level corporate employees; newspaper publishers and other business unit operating heads who report directly to top officers; top editors, general managers and all division directors; and selected other positions that can have significant impact on results.

Operating unit heads should present proposed changes in eligible positions to the appropriate Vice President Operations and then to the Knight Ridder senior Human Resources officer.

PLAN OVERVIEW

        Bonus Amounts Payable for Meeting Goals

Each plan participant will have a potential bonus award that is payable for meeting goals. The size of this potential award varies by salary range. The bonus potential for each salary range is stated as a percentage of the salary earned during the year. Therefore, the dollar amount of an individual's opportunity is computed by multiplying the applicable percentage by the salary. The potential bonus payable for meeting goals for each salary range (other than for Knight Ridder's Chief Executive Officer whose potential award shall be set annually by the Committee and shall be 70% of salary for the 2000 Plan Year) is as follows:

               Salary Range                               Potential Award
               ------------                               ---------------
               $250,000 and above                              50.0%

               $150,000 to $249,999                            45.0%

               $100,000 to $149,999                            40.0%

               $50,000 to $99,999                              32.5%

               Up to $49,999                                   25.0%

        Types of Performance Measures and Their Weightings

Each participant's bonus will be determined based on measures of how well the corporation or the business unit in which the individual works performed relative to two type of goals: Financial Performance and Non-financial Performance.

The potential award for meeting goals will be divided between the two types of measures in the following way: 65% of each participant's potential award for meeting goals will be based on Financial Performance, and 35% will be based on Non-financial Performance, as shown in the following table:

                                                       Potential Award
                                       ---------------------------------------------------
            Salary                     Total              Financial          Non-financial
            ------                     -----              ---------          -------------
    $250,000 and above                 50.0%                 32.5%               17.5%
    $150,000 to $249,999               45.0%                29.25%              15.75%
    $100,000 to $149,999               40.0%                 26.0%               14.0%
    $50,000 to $99,999                 32.5%               21.125%             11.375%
    Up to $49,999                      25.0%                16.25%               8.75%

As a general rule, the measurement will be based on the organizational level at which the individual is employed: corporate performance for those at the corporate level and business unit performance for those in a newspaper or other business unit. However, the Knight Ridder CEO may determine that the measures for selected individuals (other than Covered Employees) will consist of a specified mix of two or more bases, or that those in a business unit will have awards based on corporate performance.

PERFORMANCE MEASUREMENT

        Financial Performance Measure

Financial performance will be evaluated relative to budgeted goals set at the beginning of the Plan Year, subject to approved adjustments during the year. Unless otherwise determined by the Committee, the financial measure will be Economic Value Added, or "EVA". Definitions include:

        EVA = Net operating profit after tax minus a capital charge

        Capital charge = Average capital employed during the Plan Year times the cost of that capital

        Average capital employed = Average assets on the balance sheet minus the average of any amounts owed that do not incur an interest charge (called non-interest-bearing liabilities, or NIBLs), with the average computed on a monthly basis

        Cost of capital = Percentage approved annually by the Committee; 12% for 2000

The financial performance measure and the goals for the year will be communicated to participants by the early part of each year.

        Non-financial Performance Measures

At the beginning of each Plan Year, Knight Ridder and each of the business units will establish Non-financial goals that represent major elements of their strategies. Quantifiable measures are preferred, and measures that are redundant with the financial goal should be avoided. There should be no more than eight measures. The non-financial performance measures may include the following items: (i) advertising share, (ii) customer relations, (iii) product and service development, (iv) news and information content, (v) enhancing national and local brand identity, and (vi) technology development. Such corporate measures and goals will be approved by the Knight Ridder CEO, and business unit measures and goals will be approved by the appropriate Knight Ridder Vice President.

All participants at corporate and in each of the business units will have the Non-financial component of their awards based on the measures selected for their unit. However, the weightings of these measures may vary among participants to reflect each individual's impact on the achievement of the goals. The weightings assigned to all measures must total 100 points for each of the participants.

The achievement of a goal will result in target awards being paid for that goal. Awards for performance on the Non-financial measures cannot exceed 100% of target, but standards for partial achievement of goals (and therefore payouts below 100%) as well as threshold standards for achieving any award should be established.

The non-financial measures for Covered Employees shall be objective and quantifiable and shall be established solely by the Committee within the time period required by Code Section 162(m).



DETERMINING AND PAYING AWARDS

        Overview

Each participant's award will be determined by adding together the award earned based on Financial Performance and the award earned based on Non-financial Performance. An award may be paid for one type of measure even if no award was earned for the other type of measure. The only constraint is that a corporate performance threshold must be achieved for any award to be payable. Normally this threshold requirement will be that corporate operating income, as reported in the annual report, must equal at least 80% of prior year operating income, although the Committee reserves the right to adjust the threshold. The Committee shall have the discretion to decrease (but not increase) awards to Covered Employees.

        Determining Financial Awards

Target awards will be paid to all participants in a unit (either corporate or one of the business units) if that unit's EVA equals budgeted EVA. If EVA is above (or below) budget, then the aggregate of financial awards paid to participants at that unit will equal the aggregate of their target financial awards plus (or minus) a percentage of the amount by which actual EVA exceeds (or falls below) budgeted EVA. This percentage is referred to as a "sharing percentage". For Covered Employees, the sharing percentage must be established within the time periods required under Code Section 162(m). The "standard" percentages of EVA above and below budget that will be shared with participants are expected to be 15% for the newspapers and 5% for corporate. However, these sharing percentages are at the discretion of the Committee, which may change them from year to year or have different percentages for different newspapers within a given year.

The process of determining the aggregate financial award paid to participants in a unit will start with the calculation of the sum of the target financial awards for all approved participants in the unit as of the end of the Plan Year. This aggregate target will equal the sum of all participants' target awards, with each participant's target equaling his or her salary for the year (or period of participation, if less than a year) times 65% of the target award percentage for the range in which the salary falls. The target awards are calculated before taxes.

If EVA equals budget, then the "bonus pool" (i.e., total payments that will be made for the financial component of the award for participants in that unit) will equal the sum of all participants' financial target awards.

If EVA is above budget, steps to calculate the financial bonus pool will include:

        - Determine the amount by which EVA (including the target bonus accrual only) exceeds budget

        - Multiply this amount by the approved sharing percentage. (For example, if the sharing percentage is 15%, multiply 15% times the amount by which EVA exceeds budget). This equals the after-tax amount that will be added to the target bonus pool. (It is after-tax because EVA is an after-tax number)

        - Calculate the pre-tax amount that will be added to the target bonus pool as a result of EVA being above budget. (It is necessary to calculate the pre-tax amount before doing the addition, since the target bonus pool is pre-tax). To calculate the pre-tax amount, divide the after-tax amount by 1.00 minus the tax rate that was used in developing the EVA budget for the year. (For example, with a tax rate of 42%, the after-tax amount would be divided by 1.00 minus .42, or .58. If the after-tax amount were $100, then the pre-tax amount would be $100 divided by .58, or $172.4)

        - Add the resulting pre-tax amount to the aggregate target award to determine the size of the financial bonus pool. This becomes the final bonus pool, subject to two conditions:

               - To be eligible for awards above 200% on the financial component, a company's net operating profit after tax (NOPAT) must be at least 12% above the prior year's NOPAT, and EVA must be positive and improved over the prior year. If these conditions are not met, then the maximum pool will equal 200% of target

               - The pool is subject to a maximum equal to 300% of target; if the calculated pool is above the maximum, then the pool will equal 300% of target

If EVA is below budget, steps to calculate the financial bonus pool will include:

        - Determine the amount by which EVA (including the target bonus accrual) is below budget

        - Determine the after-tax amount that will be subtracted from the target bonus pool by multiplying the amount by which EVA is below budget times the approved sharing percentage

        - Calculate the pre-tax amount that will be subtracted from the target bonus pool as a result of EVA being below budget, using the methodology described above (i.e., divide the after-tax amount by 1.00 minus the tax rate)

        - Subtract the resulting pre-tax amount from the aggregate target award to determine the size of the financial bonus pool. The minimum pool size will be zero

Once the financial bonus pool is determined, every participant in a unit will receive the same financial award as a percentage of his or her target. Calculation steps will include:

        - Calculate the aggregate financial bonus pool for the unit as a percentage of the aggregate target financial bonus pool

        - Apply this percentage to the target financial award for each participant. For example, if the aggregate financial bonus pool were $1,200 and the aggregate target bonus pool were $1,000, then that unit's financial award would be 120% of target. Every participant in the unit would receive 120% of his or her target financial award

The Knight Ridder Controller will calculate the corporate awards. Each business unit's chief financial officer will calculate the business unit's awards, using EVA results that have been agreed upon with the Knight Ridder Controller. All calculations will be based on the approved list of participants and their target award opportunities. Prior to the payment of any awards to Covered Employees, the Committee must certify in writing that the performance goals have in fact been satisfied.

The attached exhibits illustrate the calculations of the financial bonus pool for three situations:

        -       Exhibit 1: EVA is above budget, and pool is below 200% of target

        - Exhibit 2: EVA is above budget, and pool is potentially above 200% of target, making it necessary to apply the test of whether the pool can exceed 200%

        -       Exhibit 3: EVA is below budget

        Determining Non-financial Awards

A performance score will be determined for each of the Non-financial measures at corporate and each of the business units. A score will be 100% of the points assigned if the goal was achieved, zero if threshold performance was not achieved, and between 0 and 100% if performance was above threshold and the goal was partially achieved.

An individual's Non-financial award will equal the sum of the scores on each of the measures times the weighting given to that measure for that individual. Awards can range from 100% of the Non-financial target if all goals were achieved, down to zero if performance on all goals was below threshold.

OTHER PLAN FEATURES

        Award Payment

Awards will be paid in cash following the end of the Plan Year and the computation of results, unless deferral has been elected under the annual incentive deferral plan. Required tax amounts will be withheld. Notwithstanding anything to the contrary, the maximum award payable for a Plan Year to any individual under the Code shall not exceed $2,500,000.

        Partial Year Participants and Changes in Position

Individuals who are hired or promoted into positions that qualify for Plan participation will be eligible for a pro rata award based on the amount of salary earned while a participant and the performance levels achieved.

If a participant's responsibilities change during a year and a different part of the company's performance is used in computing awards for the two positions, then ordinarily the award will be determined on a pro rata basis relative to the time spent in the two positions, although exceptions may be made on a case by case basis.

        Termination

In the event of death, permanent disability (as defined by Knight Ridder's disability plan) or retirement prior to the date of payment, a participant (or the participant's estate) will be entitled to receive a pro rata award based on the time employed during the year. Pro-rated payments will be made following the end of the Plan Year and computation of results. Required tax amounts will be withheld.

In the event of resignation or termination for other reasons at any time during the Plan Year, no award will be paid.

        Employment Rights

The Plan does not constitute a contract of employment, nor does participation in one Plan Year guarantee participation in another Plan Year.

                                                                       Exhibit 1


--------------------------------------------------------------------------------

                   EXAMPLE OF CALCULATING FINANCIAL BONUS POOL
                               EVA IS ABOVE BUDGET
                          POOL IS BELOW 200% OF TARGET

================================================================================

               TARGET BONUS OPPORTUNITIES AT A NEWSPAPER:

               $500,000      Target bonus
               $325,000      Financial component of target (65%)

               DETERMINING AFTER-TAX AMOUNT TO BE ADDED TO TARGET BONUS POOL:

               $750,000      EVA above budget
                     15%     Sharing percentage
               $112,500      15% of amount by which EVA is above budget

               DETERMINING PRE-TAX AMOUNT TO BE ADDED TO TARGET BONUS POOL:

                     42%     Tax rate
               $193,966      $112,500 divided by .58 (1.00-.42)

               DETERMINING FINANCIAL BONUS POOL (PRE-TAX):

               $325,000      Target
             + $193,966      Amount above EVA budget shared with management
             ----------
               $518,966      Financial bonus pool

                    160%     Pool as a percentage of target


--------------------------------------------------------------------------------

                                                                       Exhibit 2


--------------------------------------------------------------------------------

                   EXAMPLE OF CALCULATING FINANCIAL BONUS POOL
                               EVA IS ABOVE BUDGET
                    POOL IS POTENTIALLY ABOVE 200% OF TARGET

================================================================================

               TARGET BONUS OPPORTUNITIES AT A NEWSPAPER:

               $500,000      Target bonus
               $325,000      Financial component of target (65%)

               DETERMINING AFTER-TAX AMOUNT TO BE ADDED TO TARGET BONUS POOL:

             $1,500,000      EVA above budget
                     15%     Sharing percentage
               $225,000      15% of amount by which EVA is above budget

               DETERMINING PRE-TAX AMOUNT TO BE ADDED TO TARGET BONUS POOL:

                     42%     Tax rate
               $387,931      $225,000 divided by .58 (1.00-.42)

               DETERMINING POTENTIAL FINANCIAL BONUS POOL (PRE-TAX):

               $325,000      Target
             + $387,931      Amount above EVA budget shared with management
             ----------
               $712,931      Potential financial bonus pool

                    219%     Potential pool as a percentage of target

               DETERMINING ACTUAL FINANCIAL BONUS POOL (PRE-TAX):

               Is NOPAT at least 12% above prior year's, and is EVA positive and improved?

               If yes:       Pool = $712,931
               If no:        Pool = $650,000 (200% of target)

--------------------------------------------------------------------------------

                                                                       Exhibit 3


--------------------------------------------------------------------------------

                   EXAMPLE OF CALCULATING FINANCIAL BONUS POOL
                               EVA IS BELOW BUDGET

================================================================================

        TARGET BONUS OPPORTUNITIES AT A NEWSPAPER:

          $500,000    Target bonus
          $325,000    Financial component of target (65%)

        DETERMINING AFTER-TAX AMOUNT TO BE SUBTRACTED FROM TARGET BONUS POOL:

        - $750,000    Amount of EVA below budget
                15%   Sharing percentage
        - $112,500    15% of amount by which EVA is below budget

        DETERMINING PRE-TAX AMOUNT TO BE SUBTRACTED FROM TARGET BONUS POOL:

                42%   Tax rate
        - $193,966    $112,500 divided by .58 (1.00-.42)

        DETERMINING FINANCIAL BONUS POOL (PRE-TAX):

          $325,000    Target
        + $193,966    Amount below EVA budget subtracted from management pool
          --------
          $131,034    Financial bonus pool

                40%   Pool as a percentage of target


--------------------------------------------------------------------------------

                               KNIGHT-RIDDER, INC
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Ross Jones and Karen Stevenson, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at the Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on April 25, 2000 and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS(s) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, FOR ITEMS 2 AND 3 AND AGAINST ITEM 4

1.  Election of directors for a term ending in             Nominees:  01 Barbara Barnes Hauptfuhrer
    2003:                                                             02 M. Kenneth Oshman
                                                                      03 John L. Weinberg
    FOR all nominees           WITHHOLD
    listed to the right        AUTHORITY                   To withhold authority to vote for any
    (except as marked       to vote for all                individual nominee, write the name of that
    nominees to the       listed to the right              nominee in the space below.
    contrary)
          [ ]                     [ ]                      __________________________________________

2.  Ratify the appointment of Ernst & Young LLP
                                                             3. Approval of the material terms of the
      FOR             AGAINST             ABSTAIN               Annual Incentive Plan as amended
      [ ]               [ ]                 [ ]
                                                             FOR         AGAINST      ABSTAIN
4.  Shareholder proposal concerning equal employment         [ ]           [ ]          [ ]
    opportunity

      FOR             AGAINST             ABSTAIN
      [ ]               [ ]                 [ ]

The Walt Disney Company                                    1,374,100 shares of Knight Ridder Series B
                                                           Preferred Stock

                                                           I will attend the annual meeting in San Jose,
   By:___________________________________________          California.
   Name:_________________________________________
   Title:________________________________________            YES                 NO
                                                             [ ]                 [ ]

NOTE: Please sign exactly as your name or names appear(s) hereon. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under signature(s).

                               KNIGHT-RIDDER, Inc.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Ross Jones and Karen Stevenson, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at the Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on April 25, 2000, and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR ITEMS 2 AND 3 AND AGAINST ITEM 4 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3 AND "AGAINST"
ITEM 4.

                    (THIS PROXY IS CONTINUED ON REVERSE SIDE
     PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                            IN THE ENCLOSED ENVELOPE)

                            * FOLD AND DETACH HERE *

                                                              Please mark
                                                              your votes as
                                                              indicated in   [X]
                                                              this example

1. Election of directors for a term ending in 2003:      Nominees: 01 Barbara Barnes Hauptfuhrer,       2. Ratify the appointment
                                                         02 M. Kenneth Oshman and 03 John L. Weinberg      of Ernst & Young LLP
       FOR all nominees               WITHHOLD
       listed to the right           AUTHORITY                                                           FOR    AGAINST   ABSTAIN
      (except as marked       to vote for all nominees   To withhold authority to vote for any           [ ]      [ ]       [ ]
        to the contrary)           listed to the right   individual nominee, write the name of that
             [ ]                        [ ]              nominee in the space below.

                                                         ____________________________________________



3. Approval of the material terms of the       4. Shareholder proposal concerning    I will attend the annual meeting
   Annual Incentive Plan as                       equal employment opportunity        in San Jose,California
   amended                                                                                                                 YES  [ ]
    FOR    AGAINST    ABSTAIN                      FOR    AGAINST    ABSTAIN
    [ ]      [ ]        [ ]                        [ ]      [ ]        [ ]       (***)IF YOU WISH TO VOTE BY TELEPHONE OR BY
                                                                                      THE INTERNET, PLEASE READ THE INSTRUCTIONS
                                                                                      BELOW(***)

Signature________________________________________ Signature___________________________________________ Date_________________________

NOTE: Please sign exactly as your name or names appear(s), date and return this proxy card promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under signature(s).

                            * FOLD AND DETACH HERE *

                         VOTE BY TELEPHONE OR INTERNET
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

     Knight Ridder encourages you to take advantage of the new and convenient way to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

     1. To vote by telephone call toll free on a touch tone telephone 1-800-840-1208 - anytime. There is NO CHARGE to you for this call. Enter the 11 digit control number located in the lower right hand corner.

     OPTION #1: To vote as the Board of Directors recommends on ALL Items: Press 1.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

     OPTION #2: If you choose to vote on each item separately, press 0. You will hear these instructions:

        Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

        Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        Item 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        Item 4: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                                       or

     2. TO VOTE BY INTERNET: FOLLOW THE INSTRUCTIONS AT OUR INTERNET
     ADDRESS: http://www.eproxy.com/KRI

     PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE OR INTERNET.

     Call ** Toll Free ** On a Touch Tone Telephone
       1-800-840-1208 - ANYTIME
       There is NO CHARGE to you for this call.